Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-181630 on Form S-3 and Registration Nos. 333-44870, 333-61614, 333-100349, 333-107810, 333-121282, 333-121283, 333-144525, 333-163688, 333-163689, 333-163690, 333-163691, 333-176893, 333-188343, 333-190260, and 333-197813 on Form S-8 of our reports dated February 26, 2014 (September 17, 2014 as to Note 1), relating to the consolidated financial statements and consolidated financial statement schedule of Community Health Systems, Inc. and subsidiaries appearing in this Current Report on Form 8-K dated September 17, 2014.

/s/ Deloitte & Touche LLP

Nashville, Tennessee

September 17, 2014